Exhibit 23.13

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of ICx Technologies, Inc. on Form S-8 of our reports, dated November 18, 2005, on the financial statements of 360 Surveillance Inc., PBA Engineering Ltd., Chilkoot Design Ltd., Peter Boudreau & Associates Ltd., and Davidson Technologies Ltd., as of December 31, 2004 and 2003, and for the years then ended appearing in the lCx Technologies, Inc. Registration Statement on Form S-1 (File No. 333-145135).

Norgaard Neale Camden Ltd.

Victoria, British Columbia, Canada
November 5, 2007

*	Incorporated professional